FOR IMMEDIATE RELEASE
FRIDAY, JULY 21, 2006

HURCO REPORTS DEPARTURE OF CFO

INDIANAPOLIS, INDIANA - July 21, 2006 - Hurco Companies, Inc. (NASDAQ Global Market: HURC) today announced that its Chief Financial Officer, Stephen J. Alesia, has notified the company that he intends to resign from his position effective September 1, 2006, to pursue another business opportunity.

Michael Doar, Chief Executive Officer, stated, “Steve has been an important contributor to our success in recent years and we wish him success in his new position. We appreciate the fact that he has agreed to continue to remain through the end of August to assist us in completing our financial reporting requirements for our third quarter. We have initiated a search for qualified candidates, both internal and external, for the CFO position.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting industry. The end market for the company’s products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery of performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Hurco Companies, Inc.
Michael Doar
317-298-2600